(Reproduction of E-Mail to Distribution Management Services, Inc. from Mark Bianchi at Sherb & Co., L. L. P.)

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From:	"Mark Bianchi" (E-Mail Address Concealed for Privacy)
To:	dmgslg23@bellsouth.net
Subject:	Resignation
Date:	Wed, 14 Nov 2007 15:35:51 +0000

Mr. Greenfield,

The attached letter being sent to the SEC, dated November 15, 2007, notifies them that we have withdrawn as the auditors for Distribution Management Services, Inc. Although the letter states no reason for the resignation, nor are we required to disclose a reason, I feel that I should tell you our reasons. We have been as receptive to your company's needs as possible but feel that there is no support from your accountants in preparing and producing the work needed to adequately complete our audits and reviews. The timeliness of the work has caused great confusion and is not the way our firm normally does business. The changes in consultants to get the company up to date have not produced the results we were expecting, which I am sure is a concern for you as well. As discussed in earlier emails and phone conversations, the outstanding balance has caused an independence issue for us as well. The length of the delay between reviews and audits causes our office to do more work per report than usual and the rate at which we bill you does not satisfy our current billing protocols. We are a business just as you are and we need to produce at established benchmarks. Our relationship has not been productive as we had hoped thus we feel we need to sever it.

Mark Bianchi
Sherb & Co., LLP
Certified Public Accountants and Consultants
1900 NW Corporate Boulevard, Suite E210
Boca Raton, FL 33431
Ph: (561) 886 4200 (Main)
Fax: (561) 886 3330
E-mail: (Concealed for Privacy)
Web: www.SherbCPA.com

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